Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

between:

RAYZEBIO, INC.,

a Delaware corporation; and

BRISTOL-MYERS SQUIBB COMPANY,

a Delaware corporation

Dated as of December 25, 2023

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation
Exhibit D	Form of Joinder

Annexes

Annex I	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 25, 2023, by and between: BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Parent”); and RAYZEBIO, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $62.50 per Share (such amount or any higher amount per share paid pursuant to the Offer, the “Offer Price”) to the seller in cash, without interest.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share (other than Excluded Shares) as of the Effective Time shall be converted into the right to receive the Offer Price, without interest, and (ii) the Company shall become a direct wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

D. The board of directors of Parent has approved this Agreement and the Transactions and declared it advisable for Parent to enter into this Agreement and to consummate the Transactions.

E. Each of Parent and the Company acknowledges and agrees that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

F. As promptly as practicable following the date of this Agreement (but no later than one business day after the date of this Agreement), Parent shall form Purchaser as a Delaware corporation and a wholly owned subsidiary of Parent and cause Purchaser to enter into the Joinder; provided that from the execution of this Agreement and until such time as Purchaser is formed and the Joinder is duly executed and delivered to the Company, Parent shall assume all of the rights and be subject to all of the obligations of Purchaser pursuant to this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event later than the HSR Filing Date, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Purchaser shall have the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions or any other terms or conditions of this Agreement in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition or the Regulatory Condition, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, and if permitted hereunder and under any applicable Laws, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the

Offer from time to time for (A) any period required by any applicable Law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, in each case, applicable to the Offer and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions, for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company; or (3) be required to extend the Offer for more than three additional consecutive increments of ten business days if at any then scheduled Expiration Date, all of the Offer Conditions (other than the Minimum Condition and any Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived and the Minimum Condition has not been satisfied. Purchaser may not terminate or withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. The obligations of the Company, Parent and Purchaser in this Section 1.1(e) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1.

(f) Payment; Funds. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(h) Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) promptly after the Expiration Date (i) irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) pay for such Shares.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that (i) unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), shall reflect the Company Board Recommendation and (ii) shall include a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares together with the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a) so as to enable the Company to comply with its obligations hereunder. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The obligations of the Company, Parent and Purchaser in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1.

(b) Stockholder Lists. The Company shall promptly furnish, or cause to be promptly furnished, to Parent, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the commencement of the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, as soon as practicable following the consummation of the Offer (and in any event on the Closing Date), the Company and Parent shall consummate the Merger, whereby Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as reasonably practicable, on the same date as the Offer Acceptance Time, following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, concurrently with the Closing or as soon as practicable thereafter on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) Subject to Section 6.5, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of certificate of incorporation attached hereto as Exhibit B;

(b) subject to Section 6.5, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of bylaws attached hereto as Exhibit C; and

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are officers of the Company immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall be canceled and shall cease to exist, and no additional consideration shall be delivered in exchange therefor;

(iv) except as provided in clauses “(i),” “(ii)” and “(iii)” above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, and each holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.6; and

(v) each share of the common stock, $0.0001 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for holders of Shares to receive the aggregate Offer Price to which such holders shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for holders of Shares to receive the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 2.5. The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time but prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the aggregate Offer Price payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 2.5 (such deposits together, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger. The Payment Fund may be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (1) in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (2) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (3) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, (i) no such investment will relieve Parent, Purchaser, or the Paying Agent from making the payments required by this Section 2 and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b) Promptly after the Effective Time (but in no event later than three business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of Shares (other than the holders of Excluded Shares) entitled to receive the Merger Consideration pursuant to Section 2.5(a)(iv), (i) in the case of holders of record of certificated Shares, a form of letter of transmittal in reasonable and customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal and (ii) in the case of Book-Entry Shares, a customary “agent’s message” with respect to such Book-Entry Shares. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with, in the case of certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the

Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the Closing Date, the stock transfer books of the Company with respect to the Shares shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. All Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such shares; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

2.8 Treatment of Company Stock Awards.

(a) Each Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon the occurrence of, the Effective Time. As of the Effective Time, by virtue of the

Merger and without any further action on the part of the relevant holder thereof, Parent, Purchaser or the Company, each Option that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into solely the right to receive cash, without interest, in an amount equal to the product of (i) the total number of Shares subject to such fully vested Option immediately prior to the Effective Time, multiplied by (ii) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such Option, which amount shall be paid in accordance with Section 2.8(c) (the “Option Consideration”). No holder of an Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such Option before or after the Effective Time, and such Option shall be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(b) Each Company Restricted Share outstanding as of immediately prior to the Effective Time shall become fully vested effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time and shall, by virtue of the Merger and without any further action on the part of the relevant holder thereof, Parent, Purchaser or the Company, be treated as a Share for all purposes under the terms of this Agreement (including, for the avoidance of doubt, Section 2.5 and Section 2.6).

(c) As soon as reasonably practicable after the Effective Time (but no later than five business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration payable with respect to Options held by current or former employees of the Company; provided, however, that to the extent the holder of an Option is not, and was not at any time during the vesting period of the Option, an employee of the Company for employment tax purposes, the Option Consideration payable pursuant to this Section 2.8 with respect to such Option (as applicable) shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6.

2.9 Withholding. Notwithstanding anything to the contrary in this Agreement, each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation (and any agent thereof) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body in accordance with applicable Tax Laws, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving

Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the Company Disclosure Schedule (subject to Section 9.12) and (b) disclosure in the Company SEC Documents filed prior to the date of this Agreement other than any cautionary or forward-looking information contained in any such Company SEC Documents, including information contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents (provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification of, or modification to, the representations and warranties set forth in subsections (a) and (b) of Section 3.1 (Due Organization; Subsidiaries, Etc.), Section 3.3 (Capitalization, Etc.), the first sentence of Section 3.5 (Absence of Changes), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203 of the DGCL), Section 3.23 (Merger Approval), Section 3.24 (Non-Contravention; Consents), Section 3.25 (Opinion of Financial Advisor) and Section 3.26 (Financial Advisors)):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company does not have any Subsidiaries.

(c) The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, as in effect on the date hereof.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 700,000,000 Shares, of which 61,034,144 Shares (including Company Restricted Shares) have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 10,000,000 shares of

Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been, and all Shares issuable upon exercise of Options will be, when issued, duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.

(b) (i) None of the outstanding Shares (other than the Company Restricted Shares) is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 6,251,778 Shares are subject to issuance pursuant to Options granted and outstanding under the Company Equity Plans (which have a weighted average exercise price of $10.01 per Share); (ii) 62,274 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Offer Price and employee contributions continue until such purchase date at the levels in place as of the Reference Date); (iii) 4,025,445 Shares were reserved and available for issuance pursuant to the Company Equity Plans; (iv) 537,726 Shares were reserved and available for purchase under the ESPP and (v) 1,017,763 Company Restricted Shares are outstanding. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Options outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Options. Other than as set forth in this Section 3.3(c), there are no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(d) Part 3.3(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the Reference Date, of all Company Stock Awards, including: (i) for each outstanding Option, the name of the holder, the number of Shares issuable upon exercise, the exercise price and the applicable grant date and (ii) the maximum number of Shares issuable under the ESPP at the end of the current purchase period.

(e) Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interests in the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of, any shares of capital stock or other securities of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4 SEC Filings; Financial Statements.

(a) Since September 14, 2023, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment and, in the case of registration statements, as of the date of effectiveness), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. Since September 14, 2023, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any “significant deficiency” or “material weakness” in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is not a party to nor does it have any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h) The information with respect to the Company that is furnished to Parent or Purchaser by or on behalf of the Company specifically for use or incorporation by reference in the

Schedule TO and the Offer Documents (including any amendments or supplements thereto), at the time of the filing of the Schedule TO (including any amendments or supplements thereto) and at the time of any distribution or dissemination of the Offer Documents (including any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) The Company makes no representation with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5 Absence of Changes. Since December 31, 2022 through the date of this Agreement, there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect. Since December 31, 2022, the Company has operated in the ordinary course of business in all material respects (except for the execution and performance of this Agreement and the discussions and negotiations related thereto). Since December 31, 2022 through the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in any of clauses (vii), (ix), (xix), (xx) or (xxii) (solely as relates to the foregoing) of Section 5.2(b).

3.6 Title to Assets. The Company has good and valid title to all material assets (excluding intellectual property, which is covered under Section 3.8) owned by it, including all material assets reflected on the Company’s unaudited balance sheet in the last Quarterly Report on Form 10-Q filed by the Company with the SEC (the “Balance Sheet”) and not sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances and except where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7 Real Property.

(a) The Company does not own any real property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company holds a valid and existing leasehold interest in the material real property that is leased, subleased or sub-subleased by the Company from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases, subleases or sub-subleases with respect to real property to which the Company is a party. As of the date of this Agreement, the Company has not received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8 Intellectual Property.

(a) Part 3.8(a) of the Company Disclosure Schedule identifies a complete list of all Registered IP included in the Company Owned IP and Company Exclusively Licensed IP

(collectively, “Company Registrations”) and for each, specifies the following: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, Patent or registration number and filing and issue date, as applicable, and (iv) the owner and any other co-owners, for each item of Registered IP owned in whole or in part or exclusively in-licensed by the Company and, if the owner is not the Company, the corresponding license agreement(s) pursuant to which the Company has the right to use such Intellectual Property Rights. To the knowledge of the Company, each of the Patents and Patent applications included in the Company Owned IP that is Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the Company has complied in all material respects with all applicable Laws in connection with the filing and prosecution of each such Patent included in the Company Owned IP (including, to the extent required by applicable Laws, filing assignments of any such Patents to the Company properly executed pursuant to a valid and enforceable assignment agreement and recorded with the applicable Governmental Body in accordance with applicable Laws). With respect to all Registered IP included in the Company Owned IP, and to the knowledge of the Company with respect to all Registered IP included in the Company Exclusively Licensed IP, no inventorship challenge, cancellation, inter partes review, derivative proceeding, interference, opposition, reissue, reexamination, invalidity or unenforceability, or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is or has been pending or threatened in writing, with respect to any such Company Registrations, including any such proceeding in which the scope, validity, enforceability, registerability, patentability, inventorship or ownership of any Company Registration. With respect to all Registered IP included in the Company Owned IP, and to the knowledge of the Company with respect to all Registered IP included in the Company Exclusively Licensed IP, each such Company Registration is subsisting and in full force and effect, and to the knowledge of the Company, each such issued or registered Company Registration is valid and enforceable.

(b) The Company solely owns all right, title and interest in and to all Company Owned IP, free and clear of all Encumbrances other than Permitted Encumbrances and has the right, pursuant to valid and enforceable agreements to use all other Intellectual Property Rights necessary for, or used in or held for use by, the Company in its businesses as currently conducted, including all Company Registrations, Company Owned IP and Company Exclusively Licensed IP (collectively, the “Company IP”) and, to the knowledge of the Company, the Company IP constitutes all the Intellectual Property Rights necessary for the operation of the business of the Company, including the exercise of the Covered Rights, as currently conducted and as currently planned to be conducted. Each Company Associate, or other Person, involved in the conception, reduction to practice, creation or other development of any Company Owned IP has signed a valid and enforceable written agreement containing a present tense assignment of Intellectual Property Rights conceived, reduced to practice, created or otherwise developed by such Person in the course of such Person’s employment or other engagement with the Company to the Company and confidentiality provisions protecting the Company IP.

(c) No funding, facilities, Intellectual Property Rights, or personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution is or was being used to create any Company Owned IP or, to the knowledge of the Company, any Company Exclusively Licensed IP, or is or was otherwise used or held for use in, or otherwise provided with respect to, the business of the Company, except for any such funding or use of facilities, Intellectual Property Rights, or personnel or other resources that does not result in such Governmental Body or institution obtaining ownership, or any other rights, title or interest in or to, any such Company IP or the right to receive royalties or other payments for the practice of such Company IP, including any “march in” or co-ownership rights in any Company IP or any claim or option or other contingent right to any of the foregoing (other than pursuant to any In-bound License disclosed on Part 3.8(d) of the Company Disclosure Schedule).

(d) Part 3.8(d) of the Company Disclosure Schedule sets forth each Contract pursuant to which the Company (i) is granted a license or other right, whether on a present or contingent basis, to any material Intellectual Property Right, including any such Intellectual Property Right that is, or is currently planned to be, incorporated into or distributed with any Product, other than any material transfer agreements, clinical trial agreements (but not clinical collaboration agreements), nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings, and off-the-shelf software licenses (each an “In-bound License”) or (ii) grants to any third party a license under any material Company Owned IP or material Intellectual Property Right licensed to the Company under an In-bound License, other than any material transfer agreements, clinical trial agreements (but not clinical collaboration agreements), nondisclosure agreements, service agreements or non-exclusive outbound licenses entered into in the ordinary course of business (each an “Out-bound License”).

(e) To the knowledge of the Company, since January 1, 2022: (i) the operation of the business of the Company (including the exercise of any Covered Rights) is not, as currently conducted (and exercised), and was not, infringing, misappropriating, or otherwise violating any valid and enforceable Registered IP owned by any other Person or any other Intellectual Property Right owned by any other Person; and (ii) no Person is or was infringing, misappropriating or otherwise violating any Company Owned IP or any Company Exclusively Licensed IP. There is and has been no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened) against the Company alleging that the operation of the business of the Company or exercise of any Covered Rights infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending (or threatened in writing) by the Company that another Person has infringed, misappropriated or otherwise violated any of the Company Owned IP or any Company Exclusively Licensed IP. Since January 1, 2022, the Company has not received any written notice or, to the knowledge of the Company, other communication alleging that the operation of the business of the Company or exercise by the Company of any Covered Rights infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person (including any written demand from any Person to take a license or refrain from using any Intellectual Property Rights).

(f) The Company has taken reasonable security and other measures to protect, maintain and enforce the Company IP (including to maintain the confidentiality and value of its trade secrets and other material confidential information), including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information.

(g) None of the Company Owned IP (or, to the knowledge of the Company, any Company Exclusively Licensed IP), is subject to any pending or outstanding injunction, consent, directive, order, judgment or other disposition of dispute that adversely restricts the use, transfer, registration or licensing by the Company of any such Company Owned IP or Company Exclusively Licensed IP, other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business, or is subject to any exclusive or other material option or similar contingent right granted by the Company.

3.9 Data Protection; Company Systems

(a) Except as, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, the Company, since January 1, 2022: (i) is, and has been, in compliance with all Data Security Requirements; (ii) has not experienced any Security Incidents and (iii) has not received, or otherwise been subject to, any written notices, complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company Systems, taken as a whole, are in good working order and sufficient for the current conduct of the business of the Company, and the Company has purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Company for its business as currently conducted and have complied with the terms of the corresponding agreements. The Company has taken commercially reasonable actions to protect the security and integrity of the Company Systems. To the knowledge of the Company, since January 1, 2022, there have been no material failures or breakdowns that have not been remedied in all material respects with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein).

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company has possession of or control over and, to the extent permitted by applicable Law, owns, all of the Personal Information and pre-clinical, clinical and other similar material data and other information Processed by or on behalf of the Company in connection with the operation of its businesses, and such data and other information (i) is in the Company Systems and is generally available and accessible to the Company and is stored and backed-up on a regular basis, and (ii) will be owned, in the possession and control of, and available for use by, Parent and its Affiliates (including the Company) immediately following the Closing, free and clear of any restrictions, limitations or obligations.

3.10 Contracts.

(a) Part 3.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract that is (1) a non-disclosure agreement entered into (x) in the ordinary course of business consistent with past practice or (y) in connection with discussions, negotiations and transactions related to this Agreement or other Acquisition Proposals or (2) an Employee Plan, including any Company Employee Agreement, which shall be governed under Section 3.17, each of the following Company Contracts shall constitute a “Material Contract”:

(i) any Company Contract (A) limiting the freedom or right of the Company or any of its Affiliates, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or exclusivity obligations or restrictions limiting the freedom or right of the Company or any of its Affiliates to solicit or sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person, including, in each case of clauses (A) and (B), Company Contracts that, following the Closing, would reasonably be expected to so limit or impose such obligations on Parent or any of its Affiliates;

(ii) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company in an amount having an expected value in excess of $2,000,000 in the fiscal year ending December 31, 2023 or in any single fiscal year thereafter;

(iii) any (A) Company Contract that would entitle any third party to receive a license or any other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to Intellectual Property Rights of Parent or any of its Affiliates following the Closing Date or subject Parent or any of its Affiliates to any non-compete or other restrictive covenants following the Closing Date, (B) In-bound License, (C) Out-bound License, (D) Company Contract pursuant to which any material research or development activities related to the Product are conducted, or (E) any Company Contract (including a settlement or co-existence or other similar Company Contract) that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Intellectual Property Rights related to the Product, in each case, other than any material transfer agreements, clinical trial agreements (but not clinical collaboration agreements), nondisclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses, service or supply agreements containing either no license or non-exclusive outbound licenses for the purpose of providing such services or supply to the Company, or other Contracts containing non-exclusive licenses incidental to the purpose of such Contract;

(iv) any Company Contract relating to the Company’s Indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) for a principal amount in excess of $2,000,000;

(v) any Contract (other than a Contract described in clause (iii)) that provides for the creation of any Encumbrance, other than a Permitted Encumbrance, with respect to any asset (including Company IP or other intangible assets) material to the conduct of the business of the Company as currently conducted;

(vi) any Company Contract constituting or relating to the formation, creation, operation, management or control of a joint venture, partnership or limited liability company;

(vii) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(viii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Stock Awards);

(ix) any Company Contract for the lease, sublease or sub-sublease of any real property;

(x) any Company Contract (A) relating to the disposition or acquisition by the Company after the date of this Agreement of assets with a fair market value in excess of $2,000,000 outside of the ordinary course of business, or (B) pursuant to which the Company will acquire any ownership interest in any other Person or other business enterprise with a value of greater than $2,000,000;

(xi) any Company Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses for an amount in excess, in the aggregate with respect to such Company Contract, of $2,000,000;

(xii) any Company Contract with (A) a sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $1,000,000 in the Company’s last fiscal year;

(xiii) any Company Contract with any Governmental Body;

(xiv) any Company Contract (A) other than entered into in the ordinary course of business, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company and (B) that indemnifies any director or executive officer of the Company (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company);

(xv) any hedging, swap, derivative or similar Company Contract;

(xvi) notwithstanding any exclusion set forth in the second sentence of Section 3.10(a), any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(xvii) any Company Contract that is a settlement, conciliation or similar agreement pursuant to which the Company is to pay consideration of more than $200,000 after the date of this Agreement or that imposes any other material obligation upon the Company after the date of this Agreement; and

(xviii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of

Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract including all amendments, waivers and changes thereto. Neither the Company nor, to the knowledge of the Company, the other party, is in material breach of or material default under any Material Contract and, neither the Company, nor, to the knowledge of the Company, the other party, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Company and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2023 through the date of this Agreement, the Company has not received any written notice (i) regarding any violation or breach or default under any Material Contract that has not since been cured or (ii) from any Person that such Person intends to terminate, or not renew, any Material Contract, in each case, except for violations, breaches, defaults, terminations or nonrenewal that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. The Company has not waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

3.11 Liabilities. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet (including the notes thereto) prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations required to be incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12 Compliance with Law. The Company is, and since January 1, 2022, has been, in compliance with all applicable Laws and all applicable Orders (as defined below), except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2022 through the date of this Agreement, the Company has not been given notice of, and, since January 1, 2022, the Company has not been charged with, any unresolved violation of any applicable Law or any applicable Order, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.13 Regulatory Matters.

(a) The Company has filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and investigational new drug safety reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions remain outstanding.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all nonclinical and clinical investigations sponsored by or on behalf of the Company are being or have been conducted in compliance with applicable Laws and guidances, including: (i) Good Clinical Practices requirements; (ii) applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use guidelines; (iii) approved clinical protocols and informed consents; and (iv) applicable Laws restricting the use and disclosure of individually identifiable health information. As of the date of this Agreement, neither the FDA nor any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA has sent any written notices or other correspondence to the Company with respect to any ongoing clinical or nonclinical studies or tests requiring the termination, suspension or material modification of such studies or tests, which modification, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) To the Company’s knowledge, neither the Company nor any Person acting on the Company’s behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, neither the Company nor, to the Company’s knowledge, any Person acting on the Company’s behalf is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any present or former officers, employees, agents or clinical investigators of the Company or any Person acting on the Company’s behalf has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company is in compliance and since January 1, 2022, has been in compliance with all healthcare Laws applicable to the operation of its business as currently conducted, including (i) any applicable fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Federal Food, Drug and Cosmetic Act (“FDCA”) and Public Health Service Act (“PHS Act”) and the regulations and guidances issued pursuant to the FDCA and PHS Act; (iii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iv) Laws which are cause for exclusion from any federal health care program; and (v) Laws relating to the billing or submission of claims for health care products or services. The Company is not subject to any enforcement, regulatory or Legal Proceeding against the Company relating to or arising under the FDCA, PHS Act, the Anti-Kickback Statute, or similar Laws, and, to the Company’s knowledge, no such enforcement, regulatory or Legal Proceeding has been threatened, including by the issuance of a warning letter, untitled letter, or Form 483, or similar notice of potential violations of healthcare laws.

(e) None of the Company or any of its officers or employees or, to the knowledge of the Company, any other Person acting on the Company’s behalf, has engaged in any conduct that is not compliant in any material respect with applicable Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, quality, reliability or manufacturing of any Product. Since January 1, 2022, the Company and, to the knowledge of the Company, any other Person acting on the Company’s behalf, have instituted, maintained, and materially complied with policies and procedures reasonably designed to ensure the integrity of data generated in developing and manufacturing any Product and reasonably designed to encourage employees to report any compliance issues related thereto. The Company and, to the knowledge of the Company and to the extent related to any Product, any other Person acting on the Company’s behalf, have ensured that the integrity of such data is preserved in all material respects in connection with any transfer of such data from one Person to another. To the knowledge of the Company, there is no fact or circumstance that reasonably would be expected to cause FDA or any other applicable Governmental Body to either refuse to accept or limit the ability of an applicant to rely upon such data in support of an application for a material Governmental Authorization due to a lack of data integrity. For purposes of this Section 3.13(e), “integrity of data” or “data integrity” includes the attributes of lineage, traceability, and reliability that FDA or any other applicable Governmental Body reasonably can be expected to require for data submitted in support of an application for a Governmental Authorization.

(f) To the extent required by applicable Laws, all manufacturing operations conducted for the benefit of the Company with respect to any product candidate being used in human clinical trials have been conducted in accordance with GMP Regulations, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14 Certain Business Practices. To the knowledge of the Company, neither the Company, nor any of its employees, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company) has (i) used any material funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering Laws and any rules or regulations promulgated thereunder or any applicable Law of similar effect.

3.15 Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Governmental Authorizations held by the Company are, in all material respects, valid and in full force and effect. The Company is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.16 Tax Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a) (i) Each of the Tax Returns required to be filed by the Company with any Governmental Body have been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are true, accurate and complete, (ii) the Company has paid all Taxes due and owing (whether or not shown as due and owing on such Tax Returns) to the appropriate Governmental Body and (iii) the Company has withheld and paid (or properly set aside in an account for such purpose) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party.

(b) No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company which deficiency has not been paid, settled or withdrawn.

(c) The Company is not a party to any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements made in the ordinary course of business, the primary subject matter of which is not Tax). The Company (i) is not, and has not been, a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(d) During the two-year period ending on the date of this Agreement, the Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e) The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) No Tax audits or other Tax proceedings with respect to the Company are currently pending or ongoing, and the Company has not received written notice of any audits, examinations, investigations, proposed adjustments, claims or other proceedings from any taxing authority in respect of Taxes that have not been paid, settled, or withdrawn.

(g) There are no Encumbrances for Taxes on any of the assets of the Company other than Permitted Encumbrances.

3.17 Employee Matters; Benefit Plans.

(a) Part 3.17(a) of the Company Disclosure Schedule identifies each material Company Employee Agreement and each material Employee Plan. Subject to applicable Laws, the employment of each of the Company’s employees is terminable by the Company at will.

(b) The Company is not a party to or bound by, has no duty to bargain for, nor is currently negotiating in connection with entering into, any Labor Agreement and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company. Since January 1, 2022, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute.

(c) Since January 1, 2022, there has not been and there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to the employment or engagement of any Company Associate, or relating to any Company Employee Agreement or Employee Plan. Since January 1, 2022, the Company has complied, and is in compliance with, all applicable Laws related to employment, including employment practices, payment of wages and hours of work, leaves of absence, plant closing notification, (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), privacy rights, labor dispute, workplace safety, harassment, retaliation, immigration, and discrimination matters, except any lack of compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective favorable determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) any non-routine material correspondence from any Governmental Body since January 1, 2022.

(e) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has sponsored, maintained, contributed to, or been required to contribute to a plan subject to Section 302 or Title IV of ERISA or Code Section 412, including any single employer “defined benefit plan” as defined in Section 3(35) of ERISA, or any “multiemployer plan” as defined in Section 3(37) or 4001 of ERISA. The Company does not have any current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

(f) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Plan. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each of the Employee Plans is now and has been established, maintained, funded, administered, and operated in compliance with its terms and all applicable legal requirements, including but not limited to ERISA and the Code, and nothing has occurred and no condition exists with respect to any Employee Plan that would reasonably be expected to result in a material Tax, penalty or other liability or obligation of the Company, including with respect to Sections 4980B, 4980D or 4980H of the Code. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Plan.

(g) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment or retiree welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, director or other service provider of the Company.

(h) The consummation of the Transactions (either alone or in combination with other events or circumstances) will not (i) directly or indirectly cause the Company to transfer or set aside any assets to fund any compensation or benefits under any Employee Plan, (ii) entitle any Company Associate to any compensation increase, severance pay or any other material compensatory payment or benefit (whether in the form of cash, property or the vesting of property), (iii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Associate, (iv) result in any “disqualified individual” receiving any “parachute payment” (each such term as defined in Section 280G of the Code), (v) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time or (vi) otherwise give rise to any material liability under any Employee Plan.

(i) The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

3.18 Environmental Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) the Company is, and since January 1, 2022, has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business, (b) as of the date of this Agreement, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or, to the Company’s knowledge, any Leased Real Property, (c) as of the date of this Agreement, the Company has not received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company relating to or arising under Environmental Laws, (d) to the knowledge of the Company: (1) no Person has been exposed to any Hazardous Materials at a property or facility of the Company at levels in excess of applicable permissible exposure levels, and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company under any Environmental Law, and (e) the Company has not assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.19 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such insurance policies held by the Company are in full force and effect (except for any expiration thereof in accordance with its terms), are valid and enforceable, no notice of cancellation or modification has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

3.20 Legal Proceedings; Orders.

(a) There is no, and has not been since January 1, 2022, any Legal Proceeding (i) pending (or, to the knowledge of the Company, threatened) against the Company or (ii) to the knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) There is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment (an “Order”) to which the Company or its assets is subject that is, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(c) As of the date of this Agreement, no investigation or review by any Governmental Body with respect to the Company is pending or, to the Company’s knowledge, is being threatened, other than any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.21 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions are advisable to, and in the best interest of, the Company and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and the Company Board Recommendation has not been withdrawn, rescinded or modified in a manner adverse to Parent as of the date of this Agreement. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions. To the knowledge of the Company, no other Takeover Law applies or will apply to this Agreement or to the consummation of the Offer, the Merger and the other Transactions.

3.23 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition and the accuracy of the representations and warranties set forth in Section 4.8, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.24 Non-Contravention; Consents. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (b) assuming the filing of the certificate of merger and compliance with the applicable provisions of the HSR Act, if applicable, the approvals required by Nuclear Laws in those jurisdictions identified in Part 6.2(a) of the Company Disclosure Schedule, and the rules and regulations of Nasdaq, conflict with, or result in a violation by the Company of, any Law or Order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in breach of, constitute a default (with or without notice or lapse of time), or give rise to a right of termination, modification or acceleration of any Material Contract to which the Company is a party or by which it is bound or result in the loss of a material benefit under any such Contract, or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any properties or assets of the Company, except in the case of clauses (b), (c) or (d), for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the filing of the certificate of merger pursuant to the DGCL, the HSR Act, the approvals required by Nuclear Laws in those jurisdictions identified in Part 6.2(a) of the Company Disclosure Schedule, and the rules and regulations of Nasdaq, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Transactions, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

3.25 Opinion of Financial Advisor. The Company Board has received the opinion of Centerview Partners LLC, as financial advisor to the Company, that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, procedures followed, matters considered and qualifications set forth in such opinion, the Offer Price to be paid to holders of Shares (other than the Excluded Shares) in the Offer and the Merger is fair, from a financial point of view, to such holders. The Company will provide or make available to Parent, solely for informational purposes, a copy of the signed opinion following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

3.26 Financial Advisors. Except for Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of the engagement letter between the Company and Centerview Partners LLC relating to the Transactions.

3.27 Acknowledgement by the Company. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4 and the Joinder. Such representations and warranties by Parent and Purchaser constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Purchaser.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows (in the case of Purchaser, upon execution and delivery of the Joinder):

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any such failure would not reasonably be expected to have a Parent Material Adverse Effect. Parent (i) has made available to the Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent, including all amendments thereto and (ii) will, promptly following the formation of Purchaser, deliver or make available to the Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Purchaser.

4.2 Purchaser. Purchaser will be formed solely for the purpose of engaging in the Transactions and activities incidental thereto and will not have engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent shall own beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement has been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) assuming the filing of the certificate of merger and compliance with the applicable provisions of the HSR Act, if applicable, the approvals required by Nuclear Laws in those jurisdictions identified in Part 6.2(a) of the Company Disclosure Schedule, and the rules and regulations of Nasdaq, subject to the filings and other matters referred in the second sentence of this Section 4.4, cause a violation by Parent or Purchaser of any applicable Law or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in breach of, constitute a default (with or without notice or lapse of time), or give rise to a right of termination, modification or acceleration of any material Contract to which Parent or Purchaser is a party or by which it is bound or result in the loss of a material benefit under any such Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the filing of the certificate of merger pursuant to the DGCL or the HSR Act, and the approvals required by Nuclear Laws in those jurisdictions identified in Part 6.2(a) of the Company Disclosure Schedule, neither Parent nor Purchaser is required to make any filing with give notice to, or to obtain any Consent from any Person, at or prior to the Closing, in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse

Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Purchaser makes any representation with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by or on behalf of Company for inclusion or incorporation by reference in the Company Disclosure Documents.

4.6 Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7 Funds. Parent will have, at such times as such amounts are required to be paid or disbursed pursuant to this Agreement, cash resources in immediately available funds in an amount sufficient to consummate the Transactions.

4.8 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, in each case, except through funds or benefit or pension plans. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date of this Agreement, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this

Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule, or in the certificate delivered pursuant to clause “(d)” of Annex I. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement or in the certificate delivered pursuant to clause “(d)” of Annex I. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement or in the certificate delivered pursuant to clause “(d)” of Annex I.

4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access to Information. During the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Company to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and provide copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, in each case, to the extent reasonably requested by Parent and its Representatives for reasonable business purposes; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property; provided that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to disclose or provide access to any information if such disclosure could, in its reasonable judgment (after consultation with its outside counsel) (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (so long as the Company uses its reasonable best efforts to communicate the applicable information to Parent in a way that would not contravene any applicable Law, fiduciary duty or binding agreement, as applicable) or (iii) increase the risk of failing to satisfy the Regulatory Conditions; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company reasonably determines (after consultation with its outside counsel) doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Non-Disclosure Agreement dated December 16, 2023, between the Company and Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the Persons listed on Part 5.1 of the Company Disclosure Schedule or another person designated in writing by the Company.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (A) as required or expressly provided for under this Agreement or as required by applicable Laws, (B) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall conduct in all material respects its business and operations in the ordinary course, and (ii) the Company shall promptly notify Parent of (A) any knowledge of the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving the Company that relates to the consummation of the Transactions. The Company shall use commercially reasonable efforts to preserve intact the material components of the Company’s current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain its relations and goodwill with all material suppliers, material customers, material licensors, material licensees, Governmental Bodies and other material business relations; provided, however, that the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (x) as required or expressly provided for under this Agreement or as required by applicable Laws, (y) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or other equity or voting interest or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Share) or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (as in effect as of the date of this Agreement) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company or (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards outstanding on the date hereof pursuant to the terms of any such Company Stock Award (as in effect as of the date of this Agreement);

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, dispose of or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, disposition or grant by the Company of (A) any capital stock, equity interest or other security of the Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company (except that the Company may issue Shares as required upon the exercise of Options or pursuant to purchase rights under the ESPP);

(iv) except as otherwise permitted under clause (i), clause (iii) or clause (v) of this Section 5.2(b), (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) amend or waive any of its rights under any provision of, or accelerate the vesting, funding or payment of any compensation or benefits under, any of the Employee Plans (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date hereof) or grant any Company Associate an increase in compensation, bonuses or other benefits (except that the Company: (1) may change the title of its employees; provided that such changes in title do not involve increases in the applicable employee’s compensation other than in the ordinary course of business and commensurate with the new title; (2) may provide increases in salary, wages or benefits in the ordinary course of business; and (3) may set targets for 2024 annual bonus payments);

(v) hire or terminate (other than for cause) any employee or independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $300,000;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

(vii) (A) form any Subsidiary, (B) acquire any equity or voting interest (including by merger) in any other Entity, (C) acquire a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business), or (D) enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Company may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget set forth on Part 5.2(b)(viii) of the Company Disclosure Schedule, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Company’s capital expense budget set forth on Part 5.2(b)(viii) of the Company Disclosure Schedule, does not exceed $2,000,000 individually and $10,000,000 in the aggregate during any fiscal quarter);

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), fail to prosecute, enforce or maintain, fail to renew (including with respect to In-bound Licenses), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) with respect to such tangible assets or properties, in the ordinary course of business consistent with past practice, and with respect to Intellectual Property Rights, entering into non-exclusive license agreements for manufacturing and materials transfer agreements in the ordinary course of business subject to valid and enforceable confidentiality and non-disclosure provisions, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and (C) as provided for in subsection (viii));

(x) disclose any trade secrets or other confidential information relating to any Product other than pursuant to a binding written confidentiality or non-disclosure agreement, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable Law;

(xi) lend money or make capital contributions or advances to or make investments in, any Person, or incur, assume, guarantee or otherwise become liable for any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business) or enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(xii) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any non-exclusive license agreements or services agreements entered into in the ordinary course of business or any statements of work under existing Material Contracts, in each case not in excess of $1,000,000 individually;

(xiii) except as required by applicable Laws, make, rescind, or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Return, surrender any claim for a material refund of Taxes, waive or extend the statute of limitations with respect to any material Tax claim or assessment (other than automatic waivers or extensions obtained in the ordinary course of business), enter into any material closing agreement with respect to Taxes, or settle or compromise any material Tax assessment or other material Tax liability;

(xiv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than as set forth in Section 6.6 or any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions and (A) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $500,000 in the aggregate or (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under subsection “(A)” are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies);

(xvi) enter into any Labor Agreement with any labor organization or recognize or certify any labor union, labor organization, works council, or group of employees of the Company as the bargaining representative for any employees of the Company (except to the extent required by applicable Laws);

(xvii) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, work schedule changes or other such actions that could reasonably be expected to require advance notice under the WARN Act;

(xviii) adopt or implement any stockholder rights plan or similar arrangement;

(xix) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xx) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may be required (A) by GAAP, (B) by Regulation S-X under the Securities Act, or (C) by any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xxi) enter into any material transfer agreement except pursuant to the Company’s standard form material transfer agreement, substantially in the same form as provided to Parent in all material respects;

(xxii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference or nondisparagement obligation of any current or former employee or independent contractor; or

(xxiii) authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xxii)” of this Section 5.2(b).

(c) During the Pre-Closing Period, the Company shall, in each case to the extent reasonably practicable and permissible under applicable Law, (i) provide Parent with a reasonable opportunity to review the material portions of any applications or filings to be made with the FDA, the U.S. Nuclear Regulatory Commission or any other Governmental Body, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA, the U.S. Nuclear Regulatory Commission or any other Governmental Body, in any case, with respect to any Product or any of the Company’s clinical activities, (ii) consult with Parent in connection with any proposed meeting with the FDA, the U.S. Nuclear Regulatory Commission or any other Governmental Body relating to any Product or any of the Company’s clinical activities, and (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, the U.S. Nuclear Regulatory Commission or any other Governmental Body regarding any Product or any of the Company’s clinical activities.

Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that is (i) in effect as of the execution and delivery of this Agreement or (ii) entered into after the execution and delivery of this Agreement and, in each case of clauses (i) and (ii), (A) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (B) does not prohibit the Company from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3.

(b) Except as permitted by this Section 5.3, the Company shall, and shall direct its Representatives to, cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (and promptly (and in any event within 24 hours) terminate all physical and electronic data access previously granted to such Persons) and the Company shall not, and shall direct its Representatives not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. Promptly (and in any event no later than two business days) following the execution of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement relating to a potential Acquisition Proposal (or prior discussions with respect to a potential Acquisition Proposal) within the last six months, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and requesting the prompt return or destruction of all confidential information concerning the Company in such Person’s possession or control.

(c) If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time the Company or any of its Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not, directly or indirectly, result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may (A) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (B) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) The Company shall promptly (and in any event within twenty four (24) hours or, if first received on a Saturday, within forty eight (48) hours) (i) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, are received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal and a copy of such Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any changes to the terms thereof) and (iv) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Laws or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 6.1(b).

(f) The Company agrees that in the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents, as of the date of this Agreement, that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal, or requiring or reasonably expected to cause the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions.

(b) At any time prior to such time as Purchaser shall have accepted for payment such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not, directly or indirectly, result from a breach of Section 5.3) from any Person that has not been withdrawn, and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Proposal, if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least three business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice, in and of itself, shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall, no later than concurrently with the delivery of the Determination Notice, have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 5.3(d), (y) prior to making any such Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company shall have given Parent three business days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal and shall have made itself and its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such three business day period with respect to such proposed revisions or other proposal, if any, and (z) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1 to the extent that any such communication expressly reaffirms the Company Board Recommendation. The provisions of this Section 6.1(b)(i) shall also apply to any financial or other material amendment to any Acquisition Proposal, which shall require a new Determination Notice, except that the references to three business days shall be deemed to be two business days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least three business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall, no later than concurrently with the delivery of the Determination Notice, have specified the Change in Circumstance in reasonable detail, (2) prior to making any such Company Adverse Change Recommendation, the Company shall have given Parent three business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made itself and its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) during such three business days with respect to such proposed revisions or make other proposals such that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, if any, and (3) following the end of such three business day period, after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which shall require a new Determination Notice, except that the references to three business days shall be deemed to be two business days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to as soon as practicable (but in no event later than 20 business days after the date of this Agreement, unless each of Parent and the Company’s respective outside counsels mutually agree to a later date) (such date, the “HSR Filing Date”) make an appropriate filing with (i) the Antitrust Division of the DOJ and the FTC of all Notification and Report Forms relating to the Transactions as required by the HSR Act and (ii) such Governmental Bodies as may be required in order to obtain such approvals or consents applicable under Nuclear Laws in a jurisdiction identified in Part 6.2(a) of the Company Disclosure Schedule. The Parties each shall (A) promptly supply the other party with any information which may be required in order to effectuate any filings or submissions under any applicable Antitrust Laws or Nuclear Laws, (B) promptly respond to any inquiry, request for information, documents, or other material or testimony by the DOJ, FTC or other Governmental Body under applicable Antitrust Law or Nuclear Law, and (C) coordinate, cooperate and consult with each other in making any such filings or submissions (including the information appearing in such filing or submission) pursuant to and in connection with the foregoing that may be necessary, proper, or advisable in order to consummate and make effective the Transactions as promptly as practicable.

(b) Upon the terms and conditions set forth herein, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the consummation of the Offer, the Merger or other Transactions in accordance with the terms hereof, including (i) obtaining the expiration or termination of all applicable waiting periods under the HSR Act and resolving objections, if any, of the DOJ, FTC, or other Governmental Body as promptly as practicable, (ii) making all other filings (if any) and giving all notices (if any) required to be made and given by such party in connection with the Transactions, including any applicable

Antitrust Laws or Nuclear Laws, and (iii) obtaining each other Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Offer, the Merger or any other Transaction. Notwithstanding the generality of the foregoing, and subject to applicable Laws relating to the exchange of information or the need to communicate on an outside-counsel-only basis, Parent and the Company shall, to the extent not prohibited by applicable Law, (A) promptly keep each other informed regarding the progress and status of all filings and submissions made with respect to the Transactions, (B) promptly provide each other with copies of any material or substantive written communications and material details of any oral communications with any Governmental Body regarding the Transactions, (C) give each other prior notice of any in person meeting or video conference and, to the extent practicable, any material or substantive oral communication, with representatives of any Governmental Body, (D) to the extent practicable, give each other the opportunity to consult in advance of, and consider in good faith the views of the other party in connection with, any such meeting, telephone or video conference, or other material or substantive oral or written analysis, appearance, argument, brief, communication, memorandum, opinion, presentation or proposal to be made or submitted in connection with any such Governmental Body, (E) give each other the opportunity to attend or participate (unless prohibited by such Governmental Body) in any such meeting or communication and (F) provide notice of any material or substantive communication to, and any proposed understanding, undertaking or agreement with, any Governmental Body with respect to any such filing or submission or otherwise with respect to the Transactions. Information and materials required to be provided pursuant to this Section 6.2(b) may be restricted to outside counsel and redacted (1) to remove references concerning the valuation of the Company or other bidders for the Company, (2) as necessary to comply with contractual arrangements, and (3) as necessary to preserve the attorney-client privilege. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have a reasonable opportunity to review in advance and the other Party shall consider in good faith the comments on drafts of material or substantive filings and submissions to a Governmental Body. Parent and the Company shall coordinate, cooperate and consult with each other with respect to strategy, arguments, communications or positions to be taken in connection with any investigation, inquiry, litigation or action by or before any Governmental Body relating to any Transaction. None of Parent or the Company shall commit to or agree with any Governmental Body to enter into any timing agreement, to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Law, pull and refile under the HSR Act, or agree not to consummate the Transactions for any period of time, in each of the foregoing cases in this sentence without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.

(c) In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement (including Section 6.2(d)), the Parties agree to use reasonable best efforts to take, and cause their Affiliates to use reasonable best efforts to, cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ, other Governmental Bodies or any other Person under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Date.

(d) Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require (x) Parent or any of its Subsidiaries or (y) the Company or the Surviving Corporation (and the Company and the Surviving Corporation shall not, unless otherwise directed in writing by Parent, in which case, the Company and/or the Surviving Corporation shall) to take any action to: (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (v) effectuate any other change or restructuring of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (vi) undertake or enter into agreements with any Governmental Body or agree to the entry of an Order by any Governmental Body, and (vii) otherwise take or commit to take any actions with respect to the businesses, product lines or assets the Company, Parent, the Surviving Corporation or any of its Subsidiaries; provided that the Company shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only in the event the Closing occurs.

(e) The Parties shall defend through litigation on the merits any claim asserted in court by any Person, including any Governmental Body, under applicable Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.

6.3 Company Stock Awards.

(a) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) accelerate the vesting and exercisability (as applicable) of each unvested Company Stock Award then outstanding so that each such Company Stock Award shall be vested and, if applicable, exercisable in accordance with Section 2.8 effective as of immediately prior to, and contingent upon, the Effective Time, (ii) terminate each Company Equity Plan effective as of and contingent upon the Effective Time and (iii) following the vesting acceleration described in clause (i) above, cause, as of the Effective Time, each (A) unexpired and unexercised Option then outstanding as of immediately prior to the Effective Time to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8(a) and (B) Company Restricted Share then outstanding as of immediately prior to the Effective Time to be treated in accordance with Section 2.8(b).

(b) As promptly as reasonably practicable following the date of this Agreement, the Company shall take all actions necessary or required under the ESPP and applicable Laws to

(i) limit participation in the ESPP to those employees who participated in the ESPP immediately prior to the execution and delivery of this Agreement, (ii) prevent participants from increasing their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement, (iii) ensure that, except for any offering period in existence under the ESPP on the date of this Agreement, no offering period shall be authorized or commenced on or after the date of this Agreement, and no existing offering period shall be extended, and (iv) if the Closing shall occur prior to the end of any offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last business day prior to the Effective Time as the last day of such offering period and purchase period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Effective Time, contingent upon the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

(c) The Parties hereby acknowledge and agree that the Offer, if consummated pursuant to the terms of this Agreement, constitutes a “Change in Control” for the purposes of the Company Equity Plans containing a “Change in Control” or other similar provision.

6.4 Employee Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) (each, a “Continuing Employee”), during such one year period, (1) a base salary (or base wages, as the case may be) and a target annual cash bonus opportunity, which are no less favorable in the aggregate than the base salary (or base wages, as the case may be) and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (2) benefits (excluding defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity based compensation, retention or change in control-related compensation or benefits, long-term incentive or nonqualified deferred compensation and employee stock purchase plans (collectively, the “Specified Arrangements”)) that are substantially comparable in the aggregate to the benefits (excluding the Specified Arrangements) provided to either such Continuing Employee immediately prior to the Effective Time under the Employee Plans set forth on Part 3.17(a) of the Company Disclosure Schedule or similarly situated employees of Parent, as reasonably determined in good faith by Parent. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for all purposes of eligibility to participate, level of benefits under Parent’s and/or the Surviving Corporation’s vacation policy, and eligibility for vesting under Parent and/or the Surviving Corporation’s health and welfare benefit plans and arrangements (including, without limitation, any severance plans and arrangements and paid time off) in which the Continuing Employee may participate following the Closing (the “Parent Plans”) with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date to the same extent such Continuing Employee was entitled to such service credit under the corresponding Employee Plan in which such Continuing Employee participated immediately prior to the Closing, provided that the foregoing shall not result in the duplication of benefits or to benefit accrual under any pension plan.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(c) To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under the Parent Plans, to the extent that such conditions, exclusions and waiting periods would not apply under the corresponding Employee Plan in which such Continuing Employees participated prior to the Effective Time and (ii) during the plan year in which the Closing occurs, for purposes of satisfying deductibles, coinsurance and out-of-pocket maximums, credit Continuing Employees for amounts paid prior to the Effective Time with the Company (and its predecessors) under the applicable Employee Plan to the same extent that such amounts paid was recognized prior to the Effective Time under the corresponding Employee Plan that is a health or welfare benefit plan of the Company.

(d) If annual bonuses in respect of either the Company’s 2023 or 2024 fiscal year have not been paid prior to the Closing Date, as the case may be, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, pay each Continuing Employee a 2023 or pro-rata 2024 annual bonus, as applicable, in an amount equal to the greater of the Continuing Employee’s target annual bonus and the annual bonus to which such Continuing Employee would be entitled based on the Company’s actual performance under the applicable bonus arrangements of the Company in effect as of the date of this Agreement, with such bonus payments to be made at the same time as annual bonuses are typically paid by the Company.

(e) Unless otherwise requested by Parent at least five (5) days prior to the Closing Date, the Company shall, no later than one (1) business day prior to the Closing Date, cease contributions to, and adopt a written consent or resolution and take other necessary and appropriate action to terminate the Company’s 401(k) plan, with such termination to be effective no later than the business day immediately prior to the Closing Date; provided that such cessation of contributions and termination may be made contingent upon the Closing. The Company shall provide Parent with an advance copy of such proposed consent or resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to its adoption or execution.

(f) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, nor limit or prohibit the ability of Parent or the Surviving Corporation from adoption, modifying, amending, or terminating any employee benefit plan, or other benefit or compensation plan at any time, and no current or former employee or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (to the extent set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware or other applicable Laws for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the

Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required, and in no event shall the Company be permitted, to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. The Company shall promptly notify Parent of any litigation brought against the Company and/or members of the Company Board or the Company’s officers (in their respective capacities as such) relating to the Transactions. The Company shall control any Legal Proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided that the Company shall give Parent the right to review and comment on all material filings or responses to be made by the

Company in connection with such litigation, and the right to consult on the settlement with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) and only if such settlement is settled solely for the payment of monies.

6.7 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions pursuant to any applicable Laws or Material Contract set forth on Part 6.7(a) of the Company Disclosure Schedule, (ii) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Law or Material Contract set forth on Part 6.7(b) of the Company Disclosure Schedule by such Party in connection with the Transactions and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal impediment to the Offer or the Merger brought by any third party against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) subject to Section 6.1, a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party and giving the other Party a right to review such press release or public statement, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; and (c) no Party needs to consult with any other Party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse

Change Recommendation (in the case of the Company, in compliance with the provisions of Sections 5.3 and 6.1).

6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date.

6.10 Section 16 Matters. The Company and the Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions and cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Laws, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.

6.12 Purchaser Formation; Joinder; Stockholder Consent. As promptly as practicable (but no later than one business day) following the date of this Agreement, Parent shall (a) form Purchaser as a Delaware corporation and wholly owned subsidiary of Parent and (b) cause Purchaser to enter into the Joinder and deliver such Joinder to the Company. From the execution of this Agreement and until such time as Purchaser is formed and the Joinder is duly executed and delivered to the Company, Parent shall assume all of the rights and be subject to all of the obligations of Purchaser set forth in this Agreement. Immediately following the execution and delivery of the Joinder, Parent shall cause to be executed and delivered, (i) resolutions of the board of directors of Purchaser approving this Agreement and the Transactions and declaring it advisable for Purchaser to enter into this Agreement (by way of the Joinder) and to consummate the Transactions and (ii) in accordance with Section 228 of the DGCL, a written consent of the sole stockholder of Purchaser adopting this Agreement.

6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have failed, following written request of Parent given not less than three business days prior to the then-scheduled Expiration Date, to publicly reaffirm the Company Board Recommendation within the earlier of (x) ten business days after Parent so requests in writing and (y) two business days prior to the then-scheduled Expiration Date; provided that Parent may only make such request once every 30 days (other than in the event of any amendment or change to any Acquisition Proposal, in which case Parent may make such request in connection with any such amendment or change); or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act commenced by a party other than Parent, Purchaser or any of their Affiliates, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer;

(d) by either Parent or the Company if (i) the Offer Acceptance Time shall not have occurred on or prior 5 p.m. Eastern Time on December 25, 2024 (such date, the “End Date”); provided that the End Date may be extended by either Parent or the Company for an additional six months if the conditions set forth in clause “(e)” of Annex I are still outstanding, or (ii) the Offer shall have expired pursuant to its terms and the terms of this Agreement (after giving effect to any extensions thereof in accordance with this Agreement) without Purchaser having accepted for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with this Agreement on account of the failure to satisfy the Minimum Condition; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(e) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”); provided, however, that such Superior Proposal did not, directly or indirectly, result from a breach by the Company of its obligations under Section 5.3 and Section 6.1 and the Company concurrently pays the Termination Fee in accordance with Section 8.3(b)(i);

(f) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that either of the conditions set forth in clause “(b)” or “(c)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within 30 days of the date Parent gives the Company notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have been cured within 30 days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h) by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) or if the Offer shall have expired and Purchaser shall have, in violation of the terms of this Agreement, failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if the failure of Purchaser to commence the Offer within the period specified in Section 1.1(a) or the Purchaser to accept and pay for all Shares validity tendered (and not validity withdrawn) as of the expiration of the Offer (as may be extended) is primarily attributable to a failure on the part of Company to perform in any material respect any covenant or obligation in this Agreement required to be performed by the Company for such commencement of the Offer or such acceptance and payment for all Shares.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given by the Party terminating this Agreement to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for common law fraud (with scienter) or Willful Breach, in which case such the Parties acknowledge and agree such Party shall have the right to seek damages based on loss of the economic benefit of the Transactions to the such Party and its stockholders). To the extent Parent or Purchaser is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the Transactions, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are stockholders of the Company as of the date on which this Agreement is terminated in respect of such Person’s Shares. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c); or

(iii) (A) (x) this Agreement is terminated pursuant to Section 8.1(d) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(d)), or (y) Section 8.1(f) as a result of a breach by the Company of any of its covenants or obligations under this Agreement,(B) an Acquisition Proposal shall have been made to the Company, an Acquisition Proposal shall have been made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known, and, in each case, such Acquisition Proposal shall have not been withdrawn prior to such termination and (C) within nine (9) months of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated (whether before or after the expiration of such nine (9)-month period) or consummates an Acquisition Proposal (provided that for purposes of this clause (C) the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause “(i),” “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Specified Agreement is executed and as a condition to the effectiveness of such termination, (y) in the case of Section 8.3(b)(ii), within two business days after such termination or (z) in the case of Section 8.3(b)(iii), immediately prior to the consummation of the Acquisition Proposal referred to in subclause (iii)(C) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $104,000,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) or Section 8.3(d) shall limit the rights of Parent or Purchaser under Section 9.5(b) or in the case of common law fraud (with scienter) or Willful Breach.

(c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b) (solely to the extent the applicable order, decree, ruling or other action causing such termination arises under the HSR Act or any other Antitrust Laws) or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(d), (B) at the time of such termination, the condition set forth in Section 7.1 (solely as it relates to any Antitrust Laws) or any Regulatory Condition (solely as it relates to any Antitrust Laws) has not been satisfied and (C) all of the Offer Conditions (other than (x) the Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time, so long as such conditions are reasonably capable of being satisfied at the Closing, and (y) solely as it relates to Antitrust Laws, any Regulatory Condition) have been satisfied or waived; then Parent will promptly pay or cause to be paid to the Company a cash amount equal to $141,000,000 (the “Reverse Termination Fee”) to the Company, in cash, but in no event later than two business days after such termination. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 8.3(c) more than once. In the event that the Company or its designee shall receive full payment pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(d) Subject to the proviso to the last sentence of Section 8.3(b), Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(e) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Company’s right to receive payment from Parent of the Reverse Termination Fee pursuant to Section 8.3(c) and any payments pursuant to Section 8.3(e) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers or members for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Related Parties or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers or members shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, the Company shall pay Parent or Parent shall pay to the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Subject to the provisions of applicable Law, prior to the Offer Acceptance Time, subject to Section 6.5(e), this Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations, Warranties or Covenants. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for those covenants that expressly by their terms survive the Effective Time, this Section 9 and any applicable defined terms in this Agreement shall survive the Effective Time.

9.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; and provided, further, that if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement and all disputes, actions or proceedings (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 9.5(c), in any action or proceeding based on, arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3 (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Company to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section

9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent or Purchaser may assign this Agreement to any of their Affiliates without consent (provided that (a) such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement and (b) no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder). The formation of Purchaser and the execution of the Joinder by Purchaser shall not be deemed an assignment for purposes of this Section 9.6 and is otherwise permitted pursuant to this this Section 9.6.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) if the Offer Acceptance Time occurs (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (ii) the right of the holders of Options to receive the Option Consideration pursuant to Section 2.8; (b) the provisions set forth in Section 6.5; (c) the limitations on liability of the Company Related Parties or the Parent Related Parties set forth in Section 8.3(d); and (d) subject to Section 8.2 and the last sentence of this Section 9.7, the right of the Company’s stockholders to seek any monetary damages (including monetary damages based on a lost premium or loss of the economic benefit of the Transactions to the Company’s stockholders). Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (d) of this Section 9.7 and the provisions of Section 8.2 with respect to the recovery of monetary damages based on the losses suffered by the Company’s stockholders (including the loss of the economic benefit of the Transactions) shall only be enforceable on behalf of the Company’s stockholders by the Company in its sole and absolute discretion, as agent for the Company’s stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferred therewith.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such

Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Company):

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Executive Vice President, Strategy and Business Development

with a copy to (which shall not constitute notice):

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Senior Vice President and Associate General Counsel, Transactions Law

Email: transactionslegal@bms.com

and

Covington & Burling LLP

One City Center

850 Tenth Street, NW

Washington, DC 20001-4956

Attention:     Catherine Dargan

                       Michael Riella

                       Kyle Rabe

Email: cdargan@cov.com

        mriella@cov.com

        krabe@cov.com

if to the Company (prior to the Effective Time):

RayzeBio, Inc.

5505 Morehouse Drive, Suite 300

San Diego, CA 92121

Attention: Ken Song

        Jeff Woodley

Email: [***]

[***]

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

San Francisco, CA 94111

Attention: Jamie Leigh

            Ben Beerle

            Rowook Park

Email: jleigh@cooley.com

            bbeerle@cooley.com

            rpark@cooley.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Purchaser when due.

9.12 Company Disclosure Schedule. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) Except as expressly provided otherwise in this Agreement or agreed otherwise in writing by and between Parent and the Company, the phrases “made available” and “delivered,” when used in reference to anything made available to the Company, Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include only (i) uploading, prior to the date of this Agreement, anything in the virtual data room made available in connection with the Transactions and (ii) publicly having made available prior to the date of this Agreement anything in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RAYZEBIO, INC.

By:	/s/ Ken Song
Name:	Ken Song, M.D.
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ David V. Elkins
Name:	David V. Elkins
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a).

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or exclusive license from the Company, joint venture, partnership, collaboration, revenue-sharing arrangement or similar transaction with respect to, any Product, or any assets of the Company equal to 20% or more of the enterprise value of the consolidated total Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (B) issuance or acquisition of 20% or more of the outstanding Shares, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result (i) in any Person or group beneficially owning 20% or more of the outstanding Shares or 20% or more of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) the holders of the Shares, as of immediately prior to the consummation of such transaction, beneficially owning 80% or less of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust Laws, and all other applicable Laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to (a) preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly or (b) screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds.

Balance Sheet. “Balance Sheet” is defined in Section 3.6.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

Certificates. “Certificates” is defined in Section 2.6(b).

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company occurring after the date of this Agreement that (a) has a material positive effect on the business, assets, financial condition or results of operations of the Company, (b) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (c) does not relate to any Acquisition Proposal; in each case other than (x) changes in the market price or trading volume of any securities of the Company in and of itself or (y) the Company exceeding any internal or published industry analyst projections or forecasts or estimates or revenues or earnings, in and of itself (it being understood that, for purposes of clauses (x) and (y), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Change in Circumstance”, be taken into account in determining whether a Change in Circumstance has occurred).

Closing. “Closing” is defined in Section 2.3(a).

Closing Date. “Closing Date” is defined in Section 2.3(a).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” is defined in the preamble to this Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a).

Company Associate. “Company Associate” shall mean each current officer or other employee, or individual who is a current independent contractor, consultant or director, of or to the Company.

Company Board. “Company Board” is defined in Recital C.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which the Company is a party or by which the Company may be bound.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g).

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Associate (excluding the Company’s directors) pursuant to which the Company is or may become obligated to: (a) make any severance, termination or similar payment to such Company Associate (other than as required by applicable Laws) in excess of $500,000; (b) make any (i) aggregate annual compensation payments or (ii) bonus, deferred compensation or similar payment, in each case, to a Company Associate that is not in the ordinary course and is in excess of $500,000; or (c) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award, other than accelerated vesting expressly provided for in the Company Equity Plans as in effect on the date hereof.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2020 Equity Incentive Plan, as amended and 2023 Equity Incentive Plan.

Company Exclusively Licensed IP. “Company Exclusively Licensed IP” shall mean all Intellectual Property Rights exclusively licensed or purported to be exclusively licensed to the Company.

Company IP. “Company IP” is defined in Section 3.8(b).

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which the Company leases, subleases or sub-subleases Leased Real Property from another Person.

Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

Company Registrations. “Company Registrations” is defined in Section 3.8(a).

Company Related Parties. “Company Related Parties” is defined in Section 8.3(d).

Company Restricted Share. “Company Restricted Share” means each share of Company Common Stock purchased pursuant to an exercise of an Option or otherwise purchased pursuant to an award under a Company Equity Plan or otherwise, which is subject to a repurchase option by the Company.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a).

Company Stock Awards. “Company Stock Awards” shall mean all Options and Company Restricted Shares.

Company Systems. “Company Systems” shall mean the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment used by or on behalf of the Company.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” is defined in Section 6.4.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

Covered Rights. “Covered Rights” shall mean the right to research, develop, manufacture, have manufactured, supply, test, conduct clinical trials, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit any Product in any jurisdiction.

Data Security Requirements. “Data Security Requirements” shall mean, to the extent governing the privacy, data protection or security of any Personal Information, all applicable (i) Laws (including the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) external-facing policies (including privacy policies), programs and notices of the Company, and (iii) contractual requirements to which the Company is a party.

Depository Agent. “Depository Agent” is defined in Section 2.6(a).

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i).

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 2.3(b).

Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and (b) employment, individual consulting, salary, bonus, vacation, deferred compensation, equity or equity-based compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and any other benefit or compensation plan, program, policy, agreement or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company, (ii) for the benefit of any Company Associate, or (iii) with respect to which the Company has or could have any liability, including on account of at any time being considered a single employer with any other Person under Section 414 of the Code (excluding workers’ compensation, unemployment compensation and other government programs), including, for the avoidance of doubt, any Company Employee Agreement.

Encumbrance. “Encumbrance” shall mean any lien, license, sublicense pledge, hypothecation, charge, mortgage, security interest, covenant not to sue, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(d).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” means the Company’s 2023 Employee Stock Purchase Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” shall mean any Shares held by the Company, Parent, Purchaser, or any of their respective wholly owned Subsidiaries and any Dissenting Shares.

Expiration Date. “Expiration Date” is defined in Section 1.1(c).

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c).

FDA. “FDA” means United States Food and Drug Administration or any successor agency.

FDCA. “FDCA” is defined in Section 3.13(d).

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b).

GMP Regulations. “GMP Regulations” means the applicable Laws and guidances for current Good Manufacturing Practices promulgated by the FDA under the FDCA or PHS Act, the European Medicines Agency or under the European Union guidelines to Good Manufacturing Practice for medicinal products and any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

HSR Filing Date. “HSR Filing Date” is defined in Section 6.2(a).

In-bound License. “In-bound License” is defined in Section 3.8(d).

Indebtedness. “Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (d) all obligations with respect to deferred purchase price of property or services, or (e) any guaranty of any such obligations described in clauses “(a)” through “(d)” of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all proprietary rights and other intellectual property and all associated rights past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) works of authorship (whether or not copyrightable), including exclusive exploitation rights, copyrights, moral rights, software, data, databases, database rights and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names, social media identifiers and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques, concepts, discoveries, formulations, compositions of matter, and other forms of technology; (d) patents and industrial property rights (together with “(g)” (as applicable thereto), “Patents”); (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, reexaminations, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

Joinder. “Joinder” shall mean a joinder to this Agreement, substantially in the form of Exhibit D attached hereto.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry. With respect to matters involving Intellectual Property Rights, knowledge requires consultation with external intellectual property counsel but does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

Law. “Law” means any federal, state, local, municipal, foreign or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation,

treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation or administrative enforcement proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter shall be deemed to have or to be reasonably expected to have a “Material Adverse Effect” on the Company if such event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in this Agreement) that either (a) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company or (b) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by the Company of the Offer or the Merger; provided, however, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, occurrence, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.24 but subject to disclosures in Part 3.24 of the Company Disclosure Schedule); (iii) any event, occurrence, circumstance, change or effect in the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Company relative to other participants in the industries in which the Company operates or the economy generally, as applicable; (vi) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event, hurricane, flood, earthquake, tsunamis, tornadoes, mudslides, fires or other natural disaster or other force majeure event, or the escalation or worsening thereof, including, in each case, the response of any Governmental Body, except to the extent that such event, circumstance, change or effect disproportionately affects the Company relative to other participants in the industries in which the

Company operates or the economy generally, as applicable; (vii) the failure, in and of itself, of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (viii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent unreasonably fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (ix) any event, occurrence, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; (x) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any applicable Law or GAAP (or interpretations of any applicable Law or GAAP), except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; or (xi) to the extent not involving any wrongdoing by the Company or any of its Affiliates or Representatives acting on behalf of the Company and other than for purposes of any representation or warranty contained in Sections 3.13 or 3.15, (1) regulatory, manufacturing or clinical changes, events or developments or other actions resulting from any nonclinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by the Company or any competitor of the Company, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to the Company’s or any competitor’s product candidates, (2) the determination by, or the delay of a determination by, the FDA or any other Governmental Body, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (3) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Company’s products or product candidates, or any guidance, announcement or publication by the FDA or other Governmental Body relating to any product candidates of the Company or any competitor, or (4) any manufacturing or supply chain disruptions or delays in manufacturing validation affecting products or product candidates of the Company or developments relating to reimbursement, coverage or payor rules with respect to any product or product candidates of the Company or the pricing of products; it being understood that the exceptions in clauses “(i)” and “(vii)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise expressly excluded under any of the exceptions provided by clauses “(ii)” through “(vi)” or “(viii)” through “(xi)” hereof) is or would be reasonably be expected to be a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.10(a).

Merger. “Merger” is defined in Recital B.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iv).

Minimum Condition. “Minimum Condition” is defined in Annex I.

Nasdaq. “Nasdaq” shall mean the Nasdaq Global Select Market, or any successor inter-dealer quotation system operated by Nasdaq, Inc., or any successor thereto.

Nuclear Laws. “Nuclear Laws” shall mean all Laws relating to the regulation of nuclear or radioactive materials, including the transportation, storage, enrichment, use or disposal thereof, or the possession, use, transfer, ownership, acquisition, or disposal of any source of radiation, including the Atomic Energy Act of 1954, the Price-Anderson Act, the Energy Reorganization Act of 1974, the Convention on the Physical Protection of Nuclear Material Implementation Act of 1982, the Foreign Assistance Act of 1961, the Low-Level Radioactive Waste Policy Act, the Low-Level Radioactive Waste Policy Amendments Act of 1985, the Energy Policy Act of 1992, and any state or local Laws analogous to the foregoing.

Offer. “Offer” is defined in Recital A.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b).

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b).

Offer Documents. “Offer Documents” is defined in Section 1.1(e).

Offer Price. “Offer Price” is defined in Recital A.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b).

Options. “Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Option Consideration. “Option Consideration” is defined in Section 2.8(a).

Out-bound License. “Out-bound License” is defined in Section 3.8(d).

Parent. “Parent” is defined in the preamble to this Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

Parent Plan. “Parent Plan” is defined in Section 6.4(a).

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(b).

Parties. “Parties” shall mean Parent and the Company (and, from and after the execution and delivery of the Joinder, Purchaser).

Paying Agent. “Paying Agent” is defined in Section 2.6(a).

Payment Fund. “Payment Fund” is defined in Section 2.6(a).

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes either (i) not delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any non-exclusive license of intellectual property granted to service providers of the Company in the ordinary course of business, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any non-exclusive, non-material licenses granted by or to the Company in the ordinary course consistent with past practice and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” means data or other information that is protected by or subject to any applicable Law pertaining to privacy or information security, including any such information or data that is defined as “personal information,” “personal data,” “personally identifiable information” or “protected health information” under any applicable Law.

PHS Act. “PHS Act” is defined in Section 3.13(d).

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1.

Process. “Process” means any operation or set of operations that is performed on data or Company Systems, including access, collection, use, processing, securing, storage, transfer, disclosure, destruction, modification, or disposal.

Product. “Product” shall mean each of (a) RYZ101 (225 Ac DOTATATE), (b) RAYZ-SSA, (c) RYZ801 (GPC3), (d) RAYZ-CA9, (e) RAYZ-EphA2, (f) RYZ811 (GPC3), (g) RAYZ-NECT4, (h) RAYZ-TROP2, (i) RAYZ-Integrin, and (j) RAYZ-KRAS.

Purchaser. “Purchaser” shall mean, from and following the execution and delivery of the Joinder, the entity party to such Joinder which shall be a Delaware corporation and wholly owned subsidiary of Parent.

Reference Date. “Reference Date” shall mean December 22, 2023.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Regulatory Condition(s). “Regulatory Condition(s)” is defined in Annex I.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Reverse Termination Fee. “Reverse Termination Fee” is defined in Section 8.3(c).

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a).

Schedule TO. “Schedule TO” is defined in Section 1.1(e).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Security Incident. “Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (b) incident in which Personal Information was or may have been Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner (whether any of the foregoing was possessed or controlled by the Company or by another Person on behalf of the Company).

Shares. “Shares” is defined in Recital A.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f).

Specified Arrangements. “Specified Arrangements” is defined in Section 6.4.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Proposal. “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and “50%,” respectively.

Surviving Corporation. “Surviving Corporation” is defined in Recital B.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any U.S. federal, state, local or non-U.S. tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, and any fee, levy, duty, tariff, impost, or other similar charge in the nature of a tax), including any interest, penalty or addition to tax, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b).

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

Willful Breach. “Willful Breach” shall mean a material breach of this Agreement prior to the date of termination that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent permitted by this Agreement, may (i) terminate the Offer: (A) upon termination of this Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (x) the Minimum Condition shall not be satisfied as of one minute following the scheduled expiration time of the Offer on the applicable Expiration Date; or (y) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent as of one minute following the scheduled expiration time of the Offer on the applicable Expiration Date:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned Subsidiaries, would represent a majority of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company as set forth in Section 3.1(a) and (b) (Due Organization; No Subsidiaries, Etc.), Section 3.21 (Authority; Binding Nature of Agreement) and Section 3.23 (Merger Approval) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii) the representations and warranties of the Company as set forth in the first sentence of Section 3.5 (Absence of Changes) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii) the representations and warranties of the Company as set forth in subsections (a), (c) (first and third sentence only), and (e) of Section 3.3 (Capitalization, Etc.) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the aggregate Offer Price and Merger Consideration payable by Parent and Purchaser in connection with the Offer and the Merger of more than $10,000,000 (it being understood that the accuracy of those representations or warranties that address matters only

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as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iii)) only as of such date); and

(iv) the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses “(i)”, “(ii)” and “(iii)” above) shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if all such inaccuracies (considered collectively, including any inaccuracies referred to in clauses “(i)”, “(ii)” and “(iii)” above) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(b)” and “(c)” above and clause “(g)” below have been duly satisfied;

(e) (i) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act shall have been received or shall have terminated or expired, as the case may be and (ii) any agreement with a Governmental Body entered into by the Parties in accordance with Section 6.2 of the Agreement not to consummate the Offer or the Merger shall have expired or been terminated;

(f) there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation or the Offer or the Merger nor shall any action have been taken, or any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the conditions in clauses “(e)” and “(f)” (in case of “(f)”, as such condition directly relates to the HSR Act), the “Regulatory Condition”);

(g) after the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing; and

(h) this Agreement shall not have been terminated in accordance with its terms.

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